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Exhibit 5.4

CONSENT OF B. TERRENCE HENNESSEY

May 5, 2009

        I, B. Terrence Hennessey, have prepared a report entitled "A Mineral Resource Estimate for the Fruta del Norte Deposit, Cordillera del Condor Project, Zamora-Chinchipe Province, Ecuador" (the "technical report") regarding a certain project of Kinross Gold Corporation. The technical report was dated November 15, 2007, as amended October 21, 2008.

        I hereby consent to the use of my name and to the inclusion or incorporation by reference of information derived from the technical report, including the summarization of such technical report appearing herein, into this Registration Statement on Form F-10 and any amendments thereto.

Sincerely,
/s/ B. TERRENCE HENNESSEY
B. Terrence Hennessey, P.Geo.

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  Exhibit 5.4
CONSENT OF B. TERRENCE HENNESSEY